Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post Effective Amendment No. 1 to Registration Statement on Form S-3 of our reports dated August 27, 2009, relating to the financial statements of the Company and its subsidiaries, and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Net 1 UEPS Technologies, Inc. for the year ended June 30, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche (South Africa)
Per PJ Smit
Partner
August 25, 2010

National Executive: GG Gelink Chief Executive AE Swiegers Chief Operating Officer GM Pinnock Audit DL Kennedy Tax & Legal and Risk Advisory L Geeringh Consulting L Bam Corporate Finance CR Beukman Finance TJ Brown Clients & Markets NT Mtoba Chairman of the Board MJ Comber Deputy Chairman of the Board

A full list of partners and directors is available on request